                                                                EXHIBIT 12



            MSX INTERNATIONAL, INC. AND CONSOLIDATED SUBSIDIARIES

              Computation of Ratio of Earnings to Fixed Charges




                                                                 HISTORICAL                                        PRO FORMA
                                            ---------------------------------------------------------   ----------------------------
                                                                               FISCAL       FISCAL       FISCAL YEAR  FISCAL QUARTER
                                                YEAR ENDED DECEMBER 31      YEAR ENDED  QUARTER ENDED      ENDED           ENDED
                                            ------------------------------  December 28,   MARCH 29,    DECEMBER 28,    MARCH 29,
                                             1993    1994    1995    1996      1997         1998          1997            1998
                                            ------  ------  ------  ------  ------------ -------------  ------------  --------------
                                                (Thousands of Dollars)
Earnings Before Income Taxes and Fixed
  Charges:
   Income from continuing operations
     before income taxes...................  $ 6,997 $ 8,540 $10,240 $ 6,620  $(2,748)    $   748         $   394       $   561

   Add interest on indebtedness, net.......      308     920   1,470   1,310   12,400       4,240          14,803         4,347
   Add amortization of debt expense........       -       -       -       -        -           73             610           153
   Add estimated interest factor for
     rentals...............................    2,054   1,800   2,733   1,800    5,867       1,232           5,867         1,232
                                             ------- ------- ------- -------  -------     -------         -------       -------
   Earnings before income taxes and fixed
     charges...............................  $ 9,359 $11,260 $14,443 $ 9,730  $15,519     $ 6,293         $21,674       $ 6,293
                                             ======= ======= ======= =======  =======     =======         =======       =======
Fixed charges:
   Interest on indebtedness................  $   308 $   920 $ 1,470 $ 1,310  $12,400     $ 4,240         $14,803       $ 4,347
   Amortization of debt expense............       -       -       -       -        -           73             610           153
   Estimated interest factor for rentals...    2,054   1,800   2,733   1,800    5,867       1,232           5,867         1,232
                                             ------- ------- ------- -------  -------     -------         -------       -------
                                             $ 2,362 $ 2,720 $ 4,203 $ 3,110  $18,267     $ 5,545         $21,280       $ 5,732
                                             ======= ======= ======= =======  =======     =======         =======       =======

Ratio of earnings to fixed charges.........      4.0     4.1     3.4     3.1      (a)         1.1             1.0           1.1
                                                 ===     ===     ===     ===      ===         ===             ===           ===

(a) Earnings were insufficient to cover fixed charges by $2.7 million for the fiscal year ended December 28, 1997.